FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-870-0300, ext. 450
malpern@applix.com

APPLIX REPORTS PROFIT FOR FIRST QUARTER 2004
— Company reaffirms full year revenue and profitability guidance —

WESTBOROUGH, Mass. – April 29, 2004 – Applix, Inc., (NASDAQ: APLX), a global provider of Business Intelligence (BI) and Business Performance Management (BPM) software solutions, today reported that revenue for the quarter ended March 31, 2004 was $7.38 million, compared to $6.83 million in the first quarter of 2003. For comparison purposes, revenue for the year ago quarter includes $1.25 million from the Company’s customer relationship management (CRM) business, which was sold during the first quarter of 2003. Reported revenue for the first quarter of 2004 consists exclusively of revenue derived from the analytics business (BI and BPM software), representing a 32.3% increase from the $5.58 million in same period last year. Analytics license revenue for the first quarter of 2004 was $3.77 million, compared to $2.44 million for the same period a year ago.

Net income for the first quarter of 2004 was $738,000, or $0.05 per diluted share, compared to a net income of $5.06 million, or $0.40 per diluted share, for the year ago period. Included in the results for the first quarter of 2003 was the net gain from the sale of the CRM business of $8.0 million, or $0.63 per diluted share.

David C. Mahoney, President and Chief Executive Officer of Applix, said, “We are pleased with our continued progress towards the steady-state business and operating model we have pursued over the last year, especially since we were able to deliver a profitable first quarter, better than the break-even we forecast. We are cautiously confident about our prospects as we move ahead, buoyed by the continuing traction we are gaining in the analytics marketplace, domestically and globally, and the increased interest by customers and prospects in the evident benefits that Applix’s TM1 software delivers. We look forward to engaging with our customers at the upcoming BOSS user conference in May, and using those insights to further build our market position, in concert with our expanding partner community.”

Added Mr. Mahoney, “As we announced recently, we are delighted to learn that Gartner has included Applix in the Magic Quadrant for Business Intelligence Platforms. This inclusion builds on Applix’s entry in Gartner’s Magic Quadrant for Corporate Performance Management as announced last quarter.”

Total operating expenses for the first quarter of 2004 totaled $5.51 million compared to $7.12 million in the year ago quarter. The improvement reflects continued cost controls, as well as the impact of the restructuring of the company’s headquarters lease announced last quarter, which reduced rent by approximately $150,000 over the first quarter last year and, will reduce expenses on an annualized basis by approximately $900,000. Additionally, operating expenses in the first quarter 2003 include $583,000 of compensation expense related to the company’s 2001 acquisition of Dynamic Decisions, its primary Australian reseller. Also included in the first quarter 2004 expenses was approximately $109,000 in legal costs associated with the previously announced investigation by the Securities & Exchange Commission.

First Quarter Business Highlights

➢	Applix continued to build its customer base by adding more organizations that are realizing measurable benefits of employing real-time analytics for forecasting, planning and consolidations through the TM1 BI platform, such as Schering Plough, DiBa Allgemeine Deutsche Direktbank AG, Whitehall Agencies, First National Bank of Lexington, Ainsworth Game Technology Pty, Farmers’ Trading Company Ltd., Prodrive Ltd. and South Manchester University Hospital Trust.

➢	Along with other industry leaders, Applix was a co-founder of the BPM Standards Group, which will accelerate the development of successful BPM practices across the enterprise and establish standards and provide thought leadership for the BPM industry.

➢	Applix announced important inroads in two key market sectors: healthcare and pharmaceutical, with customer examples around the world.

➢	Applix was named a leader in BPM software in the critical “Beyond the Hype” annual webcast co-sponsored by BPM Partners and Business Finance Magazine.

➢	Applix launched a strategic alliance program for BPM solutions, and named arcplan as the first partner to enroll as a member.

Milt Alpern, Chief Financial Officer of Applix, commented, “Applix continued to demonstrate meaningful financial improvement during what is typically a weaker quarter, generating a profit despite a reduced benefit from foreign currency exchange rates. The lease restructuring measures announced previously also provide an important cost reduction, and will help enable us to invest in sales and marketing and field operations necessary for continued profitable growth.”

First Quarter Financial Highlights

➢	Cash and cash equivalents totaled $12.66 million at 3/31/04.

➢	During the first quarter of 2004, the Company sold $3 million of common stock to shareholder and director Brad Fire and another investor related to Mr. Fire.

➢	Applix finalized a $2 million line of credit for working capital purposes and a $1 million line of credit for equipment financing with Silicon Valley Bank.

➢	Gross margin for the first quarter of 2004 improved to 83.4% from 77.1% in the fourth quarter of 2003 and from 68.6% in the first quarter of 2003.

➢	Days sales outstanding was 58 days at 3/31/04, down from 63 days at 12/31/03, and within the Company’s targeted 55-60 days.

➢	Average license deal size was $30,000 — $35,000 and the number of +$100,000 transactions increased to six from four last quarter.

➢	The number of outstanding shares of common stock increased to 14.2 million as of March 31, 2004, reflecting the impact of employee stock option exercises as well as the sale of shares discussed above during the quarter.

Business and Financial Outlook for 2004

Applix is reiterating the guidance that it provided on February 5, 2004 for the fiscal year 2004, that the Company is currently targeting total revenues of $30-33 million in 2004. In February, the Company anticipated break-even results for the first quarter, followed by steadily improving profit in the following quarters in 2004. Based upon the better-than-expected profitability produced in the first quarter, the Company is continuing to anticipate profitability in each of the following quarters this year, as well as for the full year 2004.

Investor Conference Call and Webcast

The senior management of Applix will host a conference call and Webcast to discuss the first quarter results tomorrow morning, Friday, April 30, 2004 at 8:30 am EDT. To access the call, please dial 1-800-299-7635, using the confirmation code 66927058. Internationally, the call may be accessed by dialing 1-617-786-2901, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.

About Applix

Applix (NASDAQ: APLX) is a global provider of Business Intelligence and Business Performance Management solutions. Based on the TM1 platform, these solutions for budgeting, planning and forecasting enable the continuous management and monitoring of performance across the financial, operational, customer and organizational functions within the enterprise. More than 1,700 customers worldwide use Applix’s adaptable, scalable and real-time solutions, delivered by Applix and by a global network of partners, to manage their business performance and respond to the marketplace in real-time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit www.applix.com.

This news release contains forward-looking statements, including targeted financial results for 2004, which involve risks and uncertainties. Forward-looking statements in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk Factors.” The forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, it disclaims any obligation to update these forward-looking statements, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

©2004 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.

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Financial Tables Follow

Applix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
Revenues:
Software license	$3,767	$2,691
Professional services and maintenance	3,616	4,142

Total revenues	7,383	6,833

Cost of revenues:
Software license	206	412
Professional services and maintenance	1,023	1,734

Total cost of revenues	1,229	2,146

Gross margin	6,154	4,687

Operating expenses:
Sales and marketing	2,513	2,707
Product development	1,326	1,537
General and administrative (includes $15 and $45 of stock-based compensation for the three months ended March 31, 2004 and 2003, respectively)	1,608	2,228
Compensation expenses and amortization of acquired intangible asset	63	646

Total operating expenses	5,510	7,118

Operating income (loss)	644	(2,431)

Non-operating income:
Net gain from sale of CRM business	—	8,000
Interest and other income, net	147	174

Income from continuing operations before income taxes:	791	5,743
Provision for income taxes	27	649

Income from continuing operations	764	5,094

Loss from discontinued operations	(26)	(33)

Net income	$738	$5,061

Net income per share, basic and diluted:
Continuing operations, basic	$0.06	$0.41
Continuing operations, diluted	$0.05	$0.40
Discontinued operations, basic and diluted	$(0.00)	$(0.00)

Net income per share, basic	$0.05	$0.41
Net income per share, diluted	$0.05	$0.40

Weighted average number of shares outstanding:
Basic	13,517	12,453
Diluted	15,061	12,649

Applix, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and par value amounts)

	March 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$12,657	$9,241
Accounts receivable, net	4,796	5,715
Other current assets	2,037	2,125

Total current assets	19,490	17,081

Restricted cash	400	817
Property and equipment, net	776	973
Capitalized software costs, net	133	265
Goodwill	1,158	1,158
Intangible asset, net	750	812
Other assets	843	843

TOTAL ASSETS	$23,550	$21,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,049	$1,083
Accrued expenses	6,025	6,657
Accrued restructuring expenses	304	3,400
Deferred revenues	8,021	8,060

Total current liabilities	15,399	19,200

Long term liabilities	453	494

Total liabilities	15,852	19,694

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 14,541,723 and 13,272,379 shares issued, respectively	36	33
Additional paid-in capital	55,208	50,497
Accumulated deficit	(44,637)	(45,375)
Accumulated other comprehensive loss	(1,600)	(1,539)

	9,007	3,616
Less: treasury stock, 357,627 shares at cost	(1,309)	(1,361)

Total stockholders’ equity	7,698	2,255

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,550	$21,949